UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	October 31, 2019

Commission File Number	Exact Name of Each Registrant as specified in its charter; State of Incorporation; Address; and Telephone Number			IRS Employer Identification No.
1-8962	PINNACLE WEST CAPITAL CORPORATION			86-0512431
(an Arizona corporation)
400 North Fifth Street, P.O. Box 53999
	Phoenix	Arizona	85072-3999
	(602)	250-1000
1-4473	ARIZONA PUBLIC SERVICE COMPANY			86-0011170
(an Arizona corporation)
400 North Fifth Street, P.O. Box 53999
	Phoenix	Arizona	85072-3999
	(602)	250-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PNW	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

This combined Form 8-K is separately filed or furnished by Pinnacle West Capital Corporation and Arizona Public Service Company. Each registrant is filing or furnishing on its own behalf all of the information contained in this Form 8-K that relates to such registrant and, where required, its subsidiaries. Except as stated in the preceding sentence, neither registrant is filing or furnishing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 7.01    Regulation FD Disclosure.

Rate Case Materials

As described under Item 8.01 below, Arizona Public Service Company (“APS” or the “Company”) filed an application and related schedules for an annual increase in retail base rates with the Arizona Corporation Commission (the “ACC”) on October 31, 2019.  These materials are posted on Pinnacle West Capital Corporation's website at http://www.pinnaclewest.com/investors.  The information on this website is not incorporated by reference into this report. The ACC docket number is E-01345A-19-0236. On October 31, 2019, APS also issued a press release announcing its filing with the ACC described above.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 8.01    Other Events.

2019 Retail Rate Case Filing with the Arizona Corporation Commission

On October 31, 2019, APS filed an application with the ACC for an annual increase in retail base rates of $69 million. This amount includes recovery of the deferral and rate base effects of the Four Corners Power Plant selective catalytic reduction project that is currently the subject of a separate proceeding. It also reflects a net credit to base rates of approximately $115 million primarily due to the prospective inclusion of rate refunds currently provided through the Tax Expense Adjustment Mechanism. The proposed total revenue increase in APS's application is $184 million. The average annual customer bill impact of APS’s request is an increase of 5.6% (the average annual bill impact for a typical APS residential customer is 5.4%).

The principal provisions of APS's application are:

•	a test year comprised of twelve months ended June 30, 2019, adjusted as described below;

•	an original cost rate base of $8.87 billion, which approximates the ACC-jurisdictional portion of the book value of utility assets, net of accumulated depreciation and other credits;

•	the following proposed capital structure and costs of capital:

	Capital Structure	Cost of Capital
Long-term debt	45.3%	4.10%
Common stock equity	54.7%	10.15%
Weighted-average cost of capital		7.41%

•	a 1% return on the increment of fair value rate base above APS’s original cost rate base, as provided for by Arizona law;

•	authorization to defer until APS's next general rate case the increase or decrease in its Arizona property taxes attributable to tax rate changes after the date the rate application is adjudicated;

•	a number of proposed rate and program changes for residential customers, including:

▪	a super off-peak period during the winter months for APS’s time-of-use with demand rates;

▪	additional $1.25 million in funding for limited-income crisis bill program; and

▪	a flat bill/subscription rate pilot program;

•	proposed rate design changes for commercial customers, including an experimental program designed to provide access to market pricing for up to 200 megawatts of medium and large commercial customers;

•	recovery of the deferral and rate base effects of the construction and operating costs of the Ocotillo Power Plant modernization project; and

•	continued recovery of the remaining investment and other costs related to the retirement and closure of the Navajo Generating Station.

APS requested that the increase become effective December 1, 2020.  APS cannot predict the outcome of its request.

Forward-Looking Statements

This Report on Form 8-K and the application and related schedules for an annual increase in retail base rates filed with the ACC on October 31, 2019 contain forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution you not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by us. A discussion of some of these risks and uncertainties is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019 and are available on our website at http://www.pinnaclewest.com, which you should review carefully before placing any reliance on our forward-looking statements or disclosures. We assume no obligation to update any forward-looking statements, even if our internal estimates change, except as may be required by applicable law.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Registrant(s)	Description

99.1	Pinnacle West Capital Corporation APS	Press Release dated October 31, 2019 Related to APS Rate Case Filing

104	Pinnacle West Capital Corporation APS	104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION
(Registrant)

Dated: October 31, 2019	By: /s/ James R. Hatfield
James R. Hatfield
Executive Vice President and
Chief Financial Officer

ARIZONA PUBLIC SERVICE COMPANY
(Registrant)

Dated: October 31, 2019	By: /s/ James R. Hatfield
James R. Hatfield
Executive Vice President and
Chief Financial Officer